EXHIBIT 99.1

SCHMITT INDUSTRIES AND DIRECTORS ACQUIRE 509,331 SHARES OF SMIT

PORTLAND, OR, December 18, 2019 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) today announced that the Company, together with three directors (“Directors”) of the Schmitt Board of Directors (the “Board’), acquired 509,331 shares of common stock of Schmitt (the “Shares”) from Walter Brown Pistor. Prior to the acquisition of the Shares (the “Acquisition”), Mr. Pistor was the Company’s second largest shareholder. Following the Acquisition, Mr. Pistor no longer holds any shares in Schmitt. The aggregate consideration paid by Schmitt and the Directors in the Acquisition was $1,655,325.75, or $3.25 per share.

The Company purchased the Shares from Mr. Pistor after Mr. Pistor expressed his desire to sell his entire position in Schmitt to Michael Zapata, the Chairman of the Board and CEO of Schmitt. Mr. Zapata, together with the rest of the Board, determined it was in the best interest of Schmitt shareholders for Schmitt to purchase the majority of the stake, while providing that Mr. Zapata and two other Directors participate. There is no change in the Company’s business plan or strategy as a result of the Acquisition, including the Company’s current $2 million share repurchase plan, as previously disclosed on the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2019.

The Shares were purchased as follows: Schmitt purchased 365,490 Shares, or 8.9% of the Company’s outstanding shares; Mr. Zapata, through Sententia Capital Management, LLC, purchased 123,456 Shares, or 3%; Director Andy Hines purchased 15,385 Shares, or 0.4%; and Director Steven Strom purchased 5,000 Shares, or 0.1%.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.

Contact:

Schmitt Industries, Inc.

Michael R. Zapata

Chief Executive Officer

(503) 227-7908